UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2022

ENDI CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-56469	87-4284605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Old Brick Rd., Suite 115
Glen Allen, VA	23060
(Address of principal executive offices)	(Zip Code)

(434) 336-7737
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2022,  CrossingBridge Advisors, LLC (“CrossingBridge”), a wholly-owned subsidiary of ENDI Corp. (the “Company”) whose President and Portfolio Manager is David Sherman, the Chief Executive Officer and member of the board of directors of the Company, entered into a Purchase and Assignment and Assumption Agreement (the “Agreement”) with RiverPark Advisors, LLC (“RiverPark”) and Cohanzick Management, LLC (“Cohanzick”), a registered investment adviser established by David Sherman, pursuant to which RiverPark intends to sell to CrossingBridge certain Assigned Assets (as defined in the Agreement) and CrossingBridge intends to assume certain Assumed Liabilities (as defined in the Agreement), including certain rights and responsibilities under the Advisory Agreement (as defined herein) and the Expense Limitation Agreement (as defined herein) relating to the provision of investment advisory services for the mutual fund known as RiverPark Strategic Income Fund, subject to certain terms and conditions set forth in the Agreement.

Pursuant to the Agreement, there is no consideration to be paid upon Closing (as defined in the Agreement); however, if the Closing occurs, CrossingBridge shall pay an amount approximately equal to 50% of the Fund’s management fees (as set forth in the Fund’s prospectus) to RiverPark as advisor and Cohanzick as the sub-advisor for a period of three years after Closing, and pay an amount approximately equal to 20% of the Fund’s management fees in the fourth and fifth years after Closing as set forth in the Agreement. Notwithstanding the foregoing, certain of the amounts payable based on the Fund’s management fees pursuant to the Agreement during the first three years after the Closing shall be capped such that they are less than $1.3 million in the aggregate.

Pursuant to the Agreement, CrossingBridge will endeavor to procure the approval (the “RiverPark Stockholder Approval”) by vote of a majority of the outstanding voting securities of RiverPark Strategic Income Fund (the “Fund”) for it to assume (i) the advisory services role under that certain Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”) dated February 14, 2012 by and between RiverPark and RiverPark Funds Trust (“RiverPark Trust”) pursuant to which RiverPark provides investment advisory services to the Fund and (ii) the Operating Expense Limitation Agreement (“Expense Limitation Agreement”) dated as of July 1, 2019 by and between RiverPark and RiverPark Trust. Furthermore, pursuant to the terms of the Agreement, if a Closing occurs, the parties to the Advisory Agreement and that certain Sub-Advisory Agreement dated as of August 1, 2012 by and among RiverPark, Cohanzick and the RiverPark Trust, on behalf of the Fund, have agreed to terminate such agreements upon such Closing, and to make CrossingBridge a party to the Expense Limitation Agreement. Pursuant to the Agreement, if the Closing does not occur prior to March 31, 2023, the Agreement shall terminate, unless otherwise mutually agreed upon by the parties.

The Agreement contains customary representations, warranties and agreements by the parties thereto and customary conditions to closing, including receipt of the RiverPark Stockholder Approval.

In connection with the Agreement, Cohanzick and CrossingBridge intend to enter into an agreement which shall prohibit Cohanzick from competing in a substantially similar strategic income strategy as an advisor or sub-advisor under the Investment Company Act of 1940, as amended, and Undertakings for the Collective Investment in Transferable Securities products.

Item 8.01 Other Events.

On November 23, 2022, CrossingBridge issued a press release with respect to the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description
99.1	CrossingBridge press release dated November 23, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDI CORP.
Date: November 23, 2022	/s/ David Sherman
David Sherman
Chief Executive Officer